Exhibit 99.1

CONTACT:    Connie Hamblin                   RELEASE:  July 20, 2006
            (616) 772-1800

                      GENTEX REPORTS SECOND QUARTER RESULTS

         ZEELAND, Michigan, July 20, 2006 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the second quarter ended June 30, 2006. The Company also announced that it repurchased approximately 7.2 million shares during the second quarter of 2006 under a previously authorized share repurchase plan.

         The Company's net sales increased by eight percent from $132.4 million in the second quarter of 2005 to a record $142.4 million in the second quarter of 2006. Second quarter net income increased by five percent to $27.2 million compared with $26.0 million in the second quarter last year. Earnings per diluted share were 18 cents in the second quarter of 2006 compared with 17 cents in the second quarter of 2005.

         For the first six months of 2006, net sales increased by eight percent to $281.4 million compared with $260.0 million in the first six months of 2005. Net income for the first six months of 2006 increased by three percent to $53.6 million compared with $52.0 million in the first six months of 2005.

         Excluding the impact of stock option expensing, the Company's net income would have increased by ten percent to $28.6 million in the second quarter of 2006, and earnings per diluted share would have been 19 cents. Net income, excluding the impact of stock option expensing, would have increased by seven percent for the first six months of 2006 to $55.9 million, and earnings per diluted share would have been 36 cents. Stock option expensing did not impact the Company's income statement for the second quarter and first six months of 2005, but was disclosed in a footnote to the financial statements.

         "We are pleased to report improved performance in the second quarter," said Gentex Chairman and Chief Executive Officer Fred Bauer. "However, the automotive industry continues to be very challenging, and it is a difficult area to predict future sales and unit shipment volumes, particularly given the current macroeconomic environment."

         Bauer also said that the Company recently moved into its newly completed Technology Center and Manufacturing Facility that is attached to its world headquarters facility in Zeeland, Michigan.

         "We believe that this new facility will meet our needs for auto-dimming mirror building production capacity and engineering and R&D space due to the continued growth of our business for the next five to eight years," said Bauer.

         The Company also reported that it repurchased approximately 7,201,000 shares during the second quarter of 2006 at a cost of approximately $104.6 million. The Company has a share repurchase plan in place with authorization to repurchase up to 16 million shares of the Company's stock (including the May 2006 Board of Directors' authorization to repurchase an additional eight million shares). To date, including the prior share repurchases in 2003, 2005 and 2006, the Company has repurchased approximately 12,331,000 shares, leaving approximately 3,669,000 shares authorized to be repurchased under the plan.

          "We were pleased to see an improvement in our manufacturing yields, and hope that we'll be able to make further improvements in the second half of this year, " said Enoch Jen, the Company's Senior Vice President and Chief Financial Officer. "We currently expect unit shipment growth in the third quarter to be approximately flat to up five percent compared with the third quarter of 2005, and expect approximately five to ten percent unit shipment growth for all of calendar year 2006."

         Jen said that oil prices and higher interest rates continue to impact the sales of vehicles, making it considerably more difficult to forecast, especially in the mid- and full-sized truck/SUV segments, which are vehicle segments for which the Company has historically shipped highly contented interior mirrors in relatively high volumes. He said that the third quarter is always the most difficult for forecasting unit shipments, due to the uncertainty associated with customer changeover plant shutdowns and new vehicle and/or product launches. The balance of calendar year 2006 will be impacted by annual customer price reductions, the new facility, and automotive manufacturer plans for lower vehicle production in the mid- and full-sized truck/SUV segments.

         The unit shipment estimates provided by the Company for the 2006 third quarter and calendar year are based on a slight decline in light vehicle production forecasts of CSM Worldwide for North America, and slight increases in those forecasts for Europe, Japan and Korea.

         Automotive revenues increased by eight percent to $136.0 million in the second quarter of 2006 compared with the same period last year, and increased by nine percent to $269.3 million for the first six months of 2006. Fire Protection revenues increased by one percent to $6.3 million for the second quarter of 2006 compared with the second quarter of 2005, and by two percent to $12.1 million for the first six months of 2006, compared with the same period in 2005.

         Total auto-dimming mirror unit shipments in the second quarter were approximately 3.4 million, a ten percent increase over the same period last year. Auto-dimming mirror unit shipments increased by 11 percent to 6.8 million for the first six months of 2006.

         Auto-dimming mirror unit shipments to customers in North America increased by ten percent to approximately 1.6 million in the second quarter of 2006 compared with the same quarter last year. North American light vehicle production was flat in the second quarter of 2006 compared with the same period in 2005. For the first six months of 2006, auto-dimming mirror unit shipments to customers in North America increased by nine percent to approximately 3.2 million compared with the same period last year. North American light vehicle production increased by two percent for the first six months of 2006 compared with the same period in 2005.

         Unit shipments to offshore customers increased by ten percent to approximately 1.8 million in the second quarter of 2006 compared with the same period in 2005. Light vehicle production in Europe decreased by two percent in the second quarter of 2006 and increased by five percent for Japan and Korea in that same period, compared with the same prior year periods. For the first six months of 2006, unit shipments to offshore customers increased by 13 percent to approximately 3.6 million, compared with the same period in 2005. Light vehicle production in Europe increased by two percent in the first six months of 2006 and increased by five percent for Japan and Korea in that same period, compared with the same prior year periods.

Non-GAAP Financial Measure
--------------------------

         The financial information provided, including earnings, is in accordance with GAAP. Still, the Company believes it is useful to provide non-GAAP earnings to exclude the effect of FAS 123(R). This non-GAAP financial measure allows investors to evaluate current performance in relation to historic performance without considering this non-cash charge.

         The Company's management uses this non-GAAP information internally to help assess performance in the current period versus prior periods. Disclosure of non-GAAP earnings to exclude the effect of FAS 123(R) has economic substance because the excluded expenses do not represent current or future cash expenditures.

         A reconciliation of non-GAAP earnings, to exclude the effect of FAS 123(R), to GAAP earnings can be found in the attached financial table. The use of non-GAAP earnings is intended to supplement, not to replace, presentation of GAAP earnings. Like all non-GAAP financial measures, non-GAAP earnings are subject to inherent limitations because all of the expenses required by GAAP are not included. The limitations are compensated by the fact that non-GAAP earnings are not relied on exclusively, but are used to simply supplement GAAP earnings.

Safe Harbor Statement
---------------------

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment growth rates and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of newly introduced products (e.g. SmartBeam), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call
------------------------------

         A conference call related to this news release will be simulcast live on the Internet beginning at 10 a.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company
-----------------

         Founded in 1974, Gentex Corporation (Nasdaq Global Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                        Three Months Ended                     Six Months Ended
                                                             June 30,                              June 30,
                                                ----------------------------------    ----------------------------------
                                                      2006               2005               2006               2005
                                                ---------------    ---------------    ---------------    ---------------
                                                                               (unaudited)
Net Sales                                       $   142,391,231    $   132,384,445    $   281,411,824    $   260,026,165

Costs and Expenses
  Cost of Goods Sold                                 91,494,753         82,818,876        182,282,638        162,407,779
  Engineering, Research & Development                 9,962,629          8,798,430         20,121,797         16,775,815
  Selling, General & Administrative                   7,512,959          7,011,298         15,304,027         13,851,129
  Other Expense (Income)                             (6,678,259)        (4,260,209)       (14,666,670)        (8,883,578)
                                                ---------------    ---------------    ---------------    ---------------
Total Costs and Expenses                            102,292,082         94,368,395        203,041,792        184,151,145
                                                ---------------    ---------------    ---------------    ---------------

Income Before Provision
 for Income Taxes                                    40,099,149         38,016,050         78,370,032         75,875,020

Provision for Income Taxes                           12,863,099         11,975,000         24,762,925         23,901,000
                                                ---------------    ---------------    ---------------    ---------------

Net Income                                      $    27,236,050    $    26,041,050    $    53,607,107    $    51,974,020
                                                ===============    ===============    ===============    ===============

Earnings Per Share
  Basic                                         $          0.18    $          0.17    $          0.35    $          0.33
  Diluted                                       $          0.18    $          0.17    $          0.35    $          0.33
Weighted Average Shares:
  Basic                                             150,592,680        155,568,960        152,402,407        155,396,365
  Diluted                                           151,044,639        157,209,802        153,176,602        156,962,435

Cash Dividends Declared per Share               $         0.090    $         0.085    $          0.18    $          0.17

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    June 30,           Dec 31,
                                                      2006              2005
                                                ---------------    ---------------
                                                  (unaudited)
ASSETS
Cash and Short-Term Investments                 $   382,529,607    $   507,013,621
Other Current Assets                                123,368,187        111,973,906
                                                ---------------    ---------------
Total Current Assets                                505,897,794        618,987,527

Plant and Equipment - Net                           180,695,166        164,030,341
Long-Term Investments and Other Assets              137,900,694        139,627,934
                                                ---------------    ---------------
Total Assets                                    $   824,493,654    $   922,645,802
                                                ===============    ===============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                             $    72,813,036    $    58,088,259
Long-Term Debt                                                0                  0
Deferred Income Taxes                                21,898,366         22,962,168
Shareholders' Investment                            729,782,252        841,595,375
                                                ---------------    ---------------
Total Liabilities & Shareholders' Investment    $   824,493,654    $   922,645,802
                                                ===============    ===============

                       GENTEX CORPORATION AND SUBSIDIARIES
                       STATEMENTS OF INCOME RECONCILIATION
                           NON-GAAP MEASURMENT TO GAAP

                                         Three Months Ended June 30, 2006 (unaudited)
                                        ---------------------------------------------
                                                                          (Non-GAAP
                                                                          Excluding                          GAAP        Non-GAAP
                                                            Stock           Stock           Quarter        2006 vs.      2006 vs.
                                                           Option          Option            Ended          2005 %        2005 %
                                            GAAP           Expense         Expense)         6/30/05         Change        Change
                                        -------------    -----------    -------------    -------------    ----------    ----------
                                                                                          (unaudited)
Net Sales                               $ 142,391,231    $         0    $ 142,391,231    $ 132,384,445           7.6%          7.6%
Costs and Expenses
  Cost of Goods Sold                       91,494,753       (575,107)      90,919,646       82,818,876          10.5%          9.8%
  Engineering, Research & Development       9,962,629       (619,071)       9,343,558        8,798,430          13.2%          6.2%
  Selling, General & Administrative         7,512,959       (555,617)       6,957,342        7,011,298           7.2%         (0.8)%
  Other Expense (Income)                   (6,678,259)             0       (6,678,259)      (4,260,209)         56.8%         56.8%
                                        -------------    -----------    -------------    -------------
Total Costs and Expenses                  102,292,082     (1,749,795)     100,542,287       94,368,395           8.4%          6.5%
                                        -------------    -----------    -------------    -------------
Income Before Provision
  for Income Taxes                         40,099,149      1,749,795       41,848,944       38,016,050           5.5%         10.1%
Provision for Income Taxes                 12,863,099        424,901       13,288,000       11,975,000           7.4%         11.0%
                                        -------------    -----------    -------------    -------------
Net Income                                 27,236,050      1,324,894       28,560,944       26,041,050           4.6%          9.7%
                                        =============    ===========    =============    =============

                                               Six Months Ended June 30, 2006
                                        ---------------------------------------------
                                                                          (Non-GAAP
                                                                          Excluding                          GAAP        Non-GAAP
                                                            Stock           Stock                          2006 vs.      2006 vs.
                                                           Option          Option                           2005 %        2005 %
                                            GAAP           Expense         Expense)       YTD 6/30/05       Change        Change
                                        -------------    -----------    -------------    -------------    ----------    ----------
Net Sales                               $ 281,411,824    $         0    $ 281,411,824    $ 260,026,165           8.2%          8.2%
Costs and Expenses
  Cost of Goods Sold                      182,282,638     (1,117,361)     181,165,277      162,407,779          12.2%         11.5%
  Engineering, Research & Development      20,121,797     (1,276,781)      18,845,016       16,775,815          19.9%         12.3%
  Selling, General & Administrative        15,304,027     (1,075,748)      14,228,279       13,851,129          10.5%          2.7%
  Other Expense (Income)                  (14,666,670)             0      (14,666,670)      (8,883,578)         65.1%         65.1%
                                        -------------    -----------    -------------    -------------
Total Costs and Expenses                  203,041,792     (3,469,890)     199,571,902      184,151,145          10.3%          8.4%
                                        -------------    -----------    -------------    -------------
Income Before Provision
  for Income Taxes                         78,370,032      3,469,890       81,839,922       75,875,020           3.3%          7.9%
Provision for Income Taxes                 24,762,925      1,222,075       25,985,000       23,901,000           3.6%          8.7%
                                        -------------    -----------    -------------    -------------
Net Income                                 53,607,107      2,247,815       55,854,922       51,974,020           3.1%          7.5%
                                        =============    ===========    =============    =============

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                                  SECOND QUARTER ENDED                      SIX MONTHS ENDED
                                        JUNE 30,                                JUNE 30,
                                 -----------------------                 -----------------------
                                    2006         2005       % CHANGE        2006         2005       % CHANGE
                                 ----------   ----------   ----------    ----------   ----------   ----------
Domestic Interior                     1,124        1,038            8%        2,229        2,078            7%
Domestic Exterior                       488          426           15%          966          860           12%
Total Domestic Units                  1,611        1,463           10%        3,195        2,938            9%

Foreign Interior                      1,293        1,190            9%        2,560        2,330           10%
Foreign Exterior                        503          441           14%        1,046          857           22%
Total Foreign Units                   1,796        1,631           10%        3,605        3,187           13%

Total Interior Mirrors                2,417        2,228            9%        4,789        4,408            9%
Total Exterior Mirrors                  991          867           14%        2,011        1,717           17%
Total Mirror Units                    3,408        3,095           10%        6,800        6,125           11%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.